Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.284.6206

Cell Therapeutics Retires 7.5% Convertible Senior Notes

May 2, 2011 Seattle—Cell Therapeutics, Inc. (“CTI”) (NASDAQ and MTA: CTIC) today announced that it has deposited $10.6 million in cash as trust funds with U.S. Bank National Association, as the trustee of the outstanding 7.5% convertible senior notes (the “Notes”), which is an amount sufficient to pay and discharge the entire amount due on the Notes, including accrued and unpaid interest.

“Due to our successful efforts last year that resulted in a significant reduction of our debt, along with the retirement of the Notes, there now remains only one series of convertible senior notes on the balance sheet. We plan to retire the remaining outstanding convertible senior notes at maturity in December 2011, which would leave CTI free of any remaining convertible debt,” said James A. Bianco, M.D., CEO of CTI.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.celltherapeutics.com.

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This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Specifically, the risks and uncertainties that could affect the development of CTI’s products include risks associated with preclinical and clinical developments in the biopharmaceutical industry, including, without limitation, that CTI may experience unexpected delays in the regulatory approval process of its products, that CTI may not retire its remaining outstanding convertible senior notes at maturity in December 2011 and may not be free of any remaining convertible debt, CTI’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling CTI’s product candidates, and the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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www.celltherapeutics.com

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

F: 206.272.4434

E: deramian@ctiseattle.com

www.celltherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.celltherapeutics.com/investors

www.celltherapeutics.com